                                                                       Exhibit 6



                                    SIGNATURE

          Pursuant to the requirements of the Trust Indenture Act of 1939 the trustee, Bankers Trust Company of California, N.A., a national banking association, organized and existing under the laws of the United States, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the city of Irvine, and State of California, on the 30th day of November, 1998.




                                     Bankers Trust Company of California, N.A.
                                                         By: /s/ Judy L. Gomez
                                                                 Judy L. Gomez
                                                      Assistant Vice President